Exhibit 99.1

Media Inquiries:	Kurt Kadatz/Hejdi Feick	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries:	David Moneta	(877) 290-2772

NewsRelease

TC PipeLines, LP Announces 2005 Second Quarter Results

CALGARY, Alberta – August 3, 2005 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported second quarter 2005 net income of $9.7 million or $0.52 per unit (all amounts in U.S. dollars) compared to $13.6 million or $0.74 per unit in the second quarter of 2004.  The decrease in net income is primarily due to lower equity income from Northern Border Pipeline.

Cash generated from investments in the second quarter of 2005 decreased $0.6 million to $17.9 million compared to $18.5 million for the same period in 2004 primarily due to higher maintenance capital expenditures incurred by Northern Border Pipeline during 2005.  Cash generated from investments includes $7.5 million of cash distributed from the Partnership’s investments in Northern Border Pipeline Company and Tuscarora Gas Transmission Company classified as return of capital.

 “The Partnership’s net income decrease is mainly due to the negative impact on revenues resulting from changes in market fundamentals experienced by Northern Border Pipeline during the second quarter,” said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc.  “During the second quarter, Northern Border Pipeline’s firm demand revenues dropped by approximately $13.0 million (approximately $3.9 million impact on the Partnership’s net income) when compared to the prior year as a result of uncontracted capacity and expired contracts which were partially offset by $1.3 million of short-term and other transportation service revenue.

“Northern Border Pipeline believes that the greatest impact of unsold capacity occurred during the second quarter 2005.  Northern Border Pipeline has advised us that its capacity for July through September has been sold out at more favorable rates compared to the second quarter, and expects that throughout the duration of the 2005/2006 heating season, it will be fully contracted at or near maximum rates.  Consequently, Northern Border Pipeline now expects that the most likely range of impact on its revenue from unsold and discounted capacity in 2005 is $15.0 million to $18.0 million (approximately $11.7 million of which was experienced in the second quarter 2005). The impact on the Partnership’s 2005 earnings is approximately $5.0 million.

“As a result of this, the Partnership’s earnings and cash flows from Northern Border Pipeline will be lower in 2005 than expected.  However, we continue to believe that our strong distribution coverage ratio(A), which is currently expected to be in excess of 1.3 times for 2005, coupled with our strong financial position, will allow us to continue to deliver stable cash flows to our unitholders and to continue a disciplined approach to repaying the Partnership’s outstanding debt,” Turner said.

On July 14, 2005, the Partnership announced its second quarter cash distribution in the amount of $0.575 per unit, payable to unitholders of record on July 29, 2005.

(A)    Reconciliation of non-GAAP financial measure:  distribution coverage ratio is a non-GAAP financial measure defined as net cash available per unit divided by distribution per unit.  Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance and stability of distributions.

(millions of U.S. dollars except per unit amounts)		2005 Forecast
Cash generated from operations		$48.3
Plus:	Returns of capital	12.6
Less:	Available cash to the General Partner	(7.2)
Net available cash to unitholders		53.7
Net available cash per unit (17.5 million units)		$3.07
Distribution coverage ratio (assuming $2.30 per unit)		1.33 times

Financial Highlights

(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of dollars except per unit amounts)	2005	2004	2005	2004
Net income	9.7	13.6	23.1	27.3
Per unit (1)	$0.52	$0.74	$1.24	$1.49
Cash generated from operations	10.4	14.1	25.6	27.5
Return of capital (2)	7.5	4.4	11.6	6.4
Cash distributions paid	10.8	10.2	21.5	20.3
Cash distributions declared per unit (3)	$0.575	$0.575	$1.15	$1.125
Units outstanding (millions)	17.5	17.5	17.5	17.5

(1)               Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)               Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)               The Partnership’s 2005 second quarter cash distribution will bepaid on August 12, 2005 to unitholders of record as of July 29, 2005.

Net Income

The Partnership reported second quarter 2005 net income of $9.7 million or $0.52 per unit, a decrease of $3.9 million compared to $13.6 million or $0.74 per unit in the second quarter of 2004.

Equity income from Northern Border Pipeline was $8.6 million in the second quarter of 2005, a decrease of $3.8 million when compared to $12.4 million in the second quarter of 2004.  This decrease in equity income from Northern Border Pipeline is primarily due to approximately $13.0 million in revenue reduction associated with unsold and discounted capacity; partially offsetting this revenue reduction were increases in short-term and other transportation service revenues of approximately $1.3 million.  The net revenue reduction of $11.7 million contributed to a negative net income impact to TC PipeLines, LP of approximately $3.5 million.  Increases in Northern Border Pipelines’ taxes other than income and financial charges, partially offset by decreases in operations and maintenance expenses relative to the same period in 2004 contributed to approximately $0.3 million decrease in equity income from Northern Border Pipeline for the second quarter 2005.

Equity income from Tuscarora remained at $1.8 million in the second quarter of 2005 compared to the same period in 2004.

The Partnership’s second quarter 2005 general and administrative expenses of $0.5 million were approximately the same as the second quarter of 2004.  Financial charges of $0.2 million in the second quarter of 2005 increased compared to

$0.1 million in the same period last year primarily due to higher average interest rates.

Cash Flow

The Partnership reported second quarter 2005 cash generated from operations of $10.4 million compared to $14.1 million in the second quarter of 2004.  Cash generated from investments decreased $0.6 million to $17.9 million in the second quarter 2005 compared to $18.5 million for the same period in 2004 when including the portion of the cash distributions from Northern Border Pipeline and Tuscarora classified as return of capital.

In the second quarter of 2005, the Partnership received a cash distribution from Northern Border Pipeline of $15.7 million, $7.1 million of which has been classified as return of capital, compared to $16.8 million in the second quarter of 2004, a decrease of $1.1 million.  The decrease is primarily due to Northern Border Pipeline’s higher maintenance capital expenditures in first quarter of 2005 relative to the same period in 2004. Cash distributions received in the quarter are based on the respective results of our equity investments for the previous quarter.

Cash distributions from Tuscarora in the second quarter of 2005 were $2.2 million, including $0.4 million classified as return of capital, compared to $2.1 million in the second quarter of 2004, an increase of $0.1 million.

In the second quarter of 2005, the Partnership paid an aggregate $10.8 million of cash distributions to unitholders and its general partner, compared to $10.2 million in the second quarter of 2004.  This cash distribution, on a per unit basis, represents $0.575 per unit in the second quarter of 2005, as well as the general partner interest, including incentive distributions.

In the second quarter of 2005, the Partnership repaid $6.0 million under its revolving credit facility, reducing the Partnership’s outstanding debt balance to $24.0 million as at June 30, 2005.

Conference Call

The Partnership will hold a conference call Thursday, August 4, 2005 at 12 p.m. (Eastern).  Ron Turner, president and chief executive officer of the general partner, will discuss the second quarter 2005 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (866) 540-8136.  A replay of the conference call will also be available two hours after the call and until midnight (Eastern), August 11, 2005 by dialing (800) 408-3053, then entering pass code 3158912.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com.  An audio replay of the call will be maintained on the website.

TC PipeLines, LP is a publicly traded limited partnership.  It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership.  Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States.  Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s GTN System.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation.  TC PipeLines GP, Inc., also holds common units of the Partnership.  Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP”.  For more information about TC PipeLines, LP, visit the Partnership’s Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP.  Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements.  All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership.  These statements reflect the Partnership’s current views with respect to future events.  The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof.  Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, availability of supplies of Canadian natural gas, natural gas development in the Western Canada Sedimentary Basin, availability of additional storage capacity, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004.

TC PipeLines, LP

Financial Highlights

Statement of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of U.S. dollars except per unit amounts)	2005	2004	2005	2004

Equity income from investment in Northern Border Pipeline (1)	8.6	12.4	20.8	24.9
Equity income from investment in Tuscarora (2)	1.8	1.8	3.8	3.6
General and administrative expenses	(0.5)	(0.5)	(1.0)	(1.0)
Financial charges and other	(0.2)	(0.1)	(0.5)	(0.2)
Net income	9.7	13.6	23.1	27.3

Net income per unit (3)	$0.52	$0.74	$1.24	$1.49

Units outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

(millions of U.S. dollars)	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash	3.2	2.5
Investment in Northern Border Pipeline (1)	278.8	290.1
Investment in Tuscarora (2)	39.0	39.5
	321.0	332.1
LIABILITIES AND PARTNERS’ EQUITY
Accrued liabilities	0.7	0.7
Current portion of long-term debt	24.0	6.5
Long-term debt	—	30.0
Partners’ equity	296.3	294.9
	321.0	332.1

Cash Flow Information

(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of U.S. dollars)	2005	2004	2005	2004

Distributions received from equity investments
Northern Border Pipeline Company	8.6	12.4	20.8	24.9
Tuscarora Gas Transmission Company	1.8	2.1	3.8	3.6
Changes in working capital and other	—	(0.4)	1.0	(1.0)
Cash Generated From Operations	10.4	14.1	25.6	27.5
Return of capital from Northern Border Pipeline Company	7.1	4.4	11.1	6.4
Return of capital from Tuscarora Gas Transmission Company	0.4	—	0.5	—
Cash Generated From Investments[*]	17.9	18.5	37.2	33.9
Investment in Northern Border Pipeline Company	—	(19.5)	—	(39.0)
Distributions paid	(10.8)	(10.2)	(21.5)	(20.3)
Long-term debt issued/(repaid)	(6.0)	11.0	(12.5)	20.0
Increase/(decrease) in cash	1.1	(0.2)	3.2	(5.4)

[*]              Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance.

(1) Northern Border Pipeline Company

TC PipeLines, LP holds a 30 per cent general partner interest in Northern Border Pipeline Company.  Summarized operating and financial information of Northern Border Pipeline for the three and six months ended June 30, 2005 and 2004 and as at June 30, 2005 and December 31, 2004 is as follows:

	Three months ended June 30		Six months ended June 30
(unaudited)	2005	2004	2005	2004

Operating Results
Gas delivered (million cubic feet)	183,973	208,953	399,964	427,277
Average throughput (million cubic feet per day)	2,076	2,359	2,277	2,415

Financial Results (millions of U.S. dollars)
Operating revenue	69.8	81.5	152.6	164.8
Operating expenses
Operations and maintenance	9.2	9.7	18.8	18.8
Depreciation and amortization	14.4	14.6	28.7	29.1
Taxes other than income	7.4	6.4	15.3	14.3
Total operating expenses	31.0	30.7	62.8	62.2
Operating income	38.8	50.8	89.8	102.6
Interest expense, net	(10.6)	(9.9)	(21.2)	(20.1)
Other income	0.6	0.4	0.8	0.5
Net income	28.8	41.3	69.4	83.0

Capital Expenditures (millions of U.S. dollars)
Maintenance	3.7	4.3	8.1	4.4
Growth	1.7	(0.1)	2.0	0.1

Summary Balance Sheet Data (millions of U.S. dollars)	June 30, 2005	December 31, 2004
	(unaudited)
Total assets	1,581.7	1,623.3

Other current liabilities and reserves and deferred credits	49.6	52.3
Long-term debt (including current maturities)	602.8	603.9
Partners’ capital	926.3	963.3
Accumulated other comprehensive income	3.0	3.8
Total liabilities and partners’ equity	1,581.7	1,623.3

(2) Tuscarora Gas Transmission Company

TC PipeLines, LP holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company.  Summarized operating and financial information of Tuscarora for the three and six months ended June 30, 2005 and 2004 and as at June 30, 2005 and December 31, 2004 is as follows:

	Three months ended June 30		Six months ended June 30
(unaudited)	2005	2004	2005	2004

Operating Results
Gas delivered (million cubic feet)	4,382	4,306	13,612	12,231
Average throughput (million cubic feet per day)	48	47	75	51

Financial Results (millions of U.S. dollars)
Operating revenue	8.0	8.0	16.3	16.3
Operating expenses
Operations and maintenance	0.8	0.9	1.6	1.8
Depreciation and amortization	1.6	1.5	3.1	3.1
Taxes other than income	0.3	0.3	0.6	0.6
Total operating expenses	2.7	2.7	5.3	5.5
Operating income	5.3	5.3	11.0	10.8
Interest expense, net	(1.4)	(1.6)	(2.9)	(3.1)
Other Income	0.1	—	0.1	—
Net income	4.0	3.7	8.2	7.7

Capital Expenditures (millions of U.S. dollars)
Maintenance	—	—	0.1	0.1
Growth	0.5	0.1	0.6	0.2

Summary Balance Sheet Data (millions of U.S. dollars)	June 30, 2005	December 31, 2004
	(unaudited)

Total assets	142.3	144.9

Other current liabilities and reserves and deferred credits	2.4	2.0
Long-term debt (including current maturities)	78.3	80.8
Partners’ capital	61.5	62.0
Accumulated other comprehensive income	0.1	0.1
Total liabilities and partners’ equity	142.3	144.9

(3)     Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding.  The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.